Exhibit 4.80

Share Subscription Agreement

This Share Subscription Agreement (the “Agreement”) is made on November 13, 2018 by and between:

(a)	Infinities Technology (Cayman) Holding Limited, a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands (the “Target Company” or “Infinities Technology”); and

(b)	Renren Inc., a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands (the “Subscriber” or “Renren”), the stocks of which are currently listed in the New York Stock Exchange (ticker symbol: RENN).

The Target Company and all other companies directly or indirectly held by it or controlled by it through VIE agreements hereinafter are collectively referred to as the “Infinities Group.” Renren and all other companies directly or indirectly held by it or controlled by it through VIE agreements hereinafter are collectively referred to as the “Renren Group.” The Target Company and the Subscriber shall individually be referred to as a “Party”, together as the “Parties”, and shall refer to each other as the other Party. Unless otherwise agreed, the defined terms of the Agreement are set forth in Schedule 1.

RECITALS

WHEREAS the Subscriber intends to subscribe for the shares to be issued by the Target Company, while the Target Company intends to issue certain shares to the Subscriber (the “Subscription of Shares”), in accordance with the terms and conditions agreed herein. Upon consultations, the Parties hereby enter into the agreements as follows:

1.	Subscription of Shares

1.1	Sale and Issue of Shares to be Subscribed, and Closing Account

(a)	Purchase Price

In accordance with the terms and conditions of the Agreement, at the Closing (as defined below) the Subscriber agrees to subscribe and purchase from the Target Company, and the Target Company agrees to, subject to the shareholding percentage agreed in Section 1.2, sell and issue to the Subscriber certain shares (the “Target Shares”), in consideration of the transaction price of Renren.com and all relevant assets under the Assets Purchase Agreement (the “APA”) attached hereto as Schedule 2 deducting by US$20,000,000 (or equivalent RMB) (the “Consideration”);

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(b)	Closing Account. The Subscriber shall pay the Consideration to the Target Company by transfer of immediately available funds to the bank account of the Target Company (the “Closing Account”). The details of the Closing Account are as follows:

Bank Name	Bank of Beijing Zhongguancun Haidianyuan Branch
Account Name	Infinities Technology (Cayman) Holding Limited
Account No.	NRA00038637300024813384

1.2	Shareholding Percentage

Pursuant to the current reorganization arrangement of the Target Company, immediately upon the Closing the Subscriber will hold 5.4054% shares in the Target Company. For the avoidance of doubt, if prior to the date of the Closing the shareholding structure of the Target Company is changed resulting from any financing activities with the consent of the Subscriber, the shareholding percentage of the Subscriber shall be adjusted accordingly.

1.3	Rights of Shares

The Target Company warrants that the Target Shares shall have the same rights and shall fall within the same class as the shares held by the investors of the last financing round of the Target Company prior to the execution hereof.

1.4	Closing

(a)	The sale and purchase of the Target Shares will take place on the date designated by the Parties by remote exchange of documents, or on such other dates and at such other places as agreed by the Target Company and the Subscriber, provided however that the Closing shall take place no later than the date falling 3 months after the execution hereof or on any such other date as agreed by the Target Company and the Subscriber or as agreed otherwise herein.

(b)	The Target Company shall through “VIE structure” control and actually hold 100% economic interests in Beijing Infinities Interactive Media Co., Ltd. (“Infinities Media”), and shall comply with all applicable Laws, including but not limited to completion of relevant registration and filing under the foreign exchange control laws of PRC by the PRC shareholders that directly or indirectly hold shares in the Target Company (the “VIE Structuring”). All the assets and businesses under the APA (as shown in the list of assets attached to the APA) shall only be taken over and held by Beijing Infinities Interactive Media Co., Ltd. unless otherwise agreed by the Parties. If the VIE Structuring fails to be completed within 6 months from the date hereof or by the time otherwise agreed by the Parties, the Subscriber or its designated Affiliates shall be entitled to directly hold the shares in Beijing Infinities Interactive Media Co., Ltd., and the fair value of such shares shall equal the Consideration. The relevant parties may then agree in writing in relation to the details of the matters agreed in this subsection (b).

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1.5	Steps

(a)	Delivery at Closing

(1)	At the Closing, the Target Company shall deliver to the Subscriber (i) a copy of the updated register of members indicating the Subscriber as the holder of the Target Shares, which copy shall be certified by the registered agent of the Target Company; (ii) the duly issued share certificate, setting forth the name of and the Target Shares held by the Subscriber; and (iii) written evidence proving that the conditions precedent to the Subscriber’s performance of its obligations at the Closing as set forth in Section 2 hereof have been satisfied or waived.

(2)	At the Closing, the Subscriber shall deliver to the Target Company (i) evidence of payment of the Consideration by transferring the same into the Closing Account of the Target Company; and (ii) written evidence proving that the conditions precedent to the Target Company’s performance of its obligations at the Closing as set forth in Section 3 hereof have been satisfied or waived.

2.	Conditions Precedent to the Subscriber’s Performance of Obligations at the Closing

The Subscriber’s obligations to purchase the Targets Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing, unless otherwise waived by the Subscriber in writing:

2.1	Internal Approvals by Infinities Group

The Infinities Group has obtained all necessary internal approvals in order to approve the Transaction Documents and the transactions contemplated thereunder, including without limitation, necessary board resolution/executive director’s decision and shareholder resolution/decision have been passed by the Target Company approving the subscription of shares hereunder, and necessary board and shareholder decisions have been passed by Infinities Media approving the assets transfer under the APA.

2.2	Due Execution of the Transaction Documents

Each of the parties to the Transaction Documents shall have executed and delivered the Transaction Documents, including but not limited to the Agreement and the APA.

2.3	No APA Adverse Event

Prior to the date of the Closing, there is no APA Adverse Event as defined in Schedule 1 attached hereto.

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2.4	Representations, Warranties and No Material Adverse Effect

All the representations and warranties given by the Target Company in Schedule 3 attached hereto shall at the date hereof and the date of the Closing be true, accurate and complete, and there shall be no Material Adverse Effect event that will make it impossible to realize the intent hereof.

2.5	Disclosure

As of the date of the Closing, the Target Company shall have fully disclosed to the Subscriber all the information required for the Subscriber to decide whether to subscribe for the shares, and all the information that the Target Company believes is necessary for the Subscriber to make such a decision. No representations or warranties given by the Target Company herein or information provided by the Target Company in relation the Agreement or any agreements contemplated herein shall contain any misrepresentation in connection with any material facts, nor shall it omit any material facts that shall be or that are necessary to be stated under the circumstance in order to avoid misleading.

3.	Conditions Precedent to the Target Company’s Performance of Obligations at the Closing

The Target Company’s performance of its obligations to sell to the Subscriber the Targets Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing, unless otherwise waived by the Target Company in writing:

3.1	Internal Approvals by Renren Group

The Renren Group has obtained all necessary internal approvals in order to approve the Transaction Documents and the transactions contemplated thereunder, including without limitation, necessary board and shareholder decisions have been passed by the Subscriber approving the subscription of shares hereunder, and necessary board resolution/executive director’s decision and shareholder resolution/decision have been passed by Beijing Qianxiang Wangjing Technology Development Co., Ltd. (“Qianxiang Wangjing”) approving the assets transfer under the APA.

3.2	Due Execution of the Transaction Documents

Each of the parties to the Transaction Documents shall have executed and delivered the Transaction Documents, including but not limited to the Agreement and the APA.

3.3	No APA Adverse Event

Prior to the date of the Closing, there is no APA Adverse Event as defined in Schedule 1 attached hereto.

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3.4	Representations, Warranties and No Material Adverse Effect

All the representations and warranties given by the Subscriber in Schedule 3 attached hereto shall at the date hereof and the date of the Closing be true, accurate and complete, and there shall be no Material Adverse Effect event that will make it impossible to realize the intent hereof.

4.	Mechanism to Guarantee Valuation

The Parties agree that if the valuation of the Target Company fails to reach US$700 million at next financing round after the Closing or at its initial public offering (IPO), the Subscriber will be compensated by certain shares. The amount of such shares will equal the result of (i) US$40 million, divided by (ii) the price of each share corresponding to the new valuation of the Target Company, then less (iii) the Target Shares acquired by the Subscriber in the Subscription of Shares. In case of capitalization of capital reserve, distribution of dividends, share split, allotment of shares or reverse stock split by the Target Company, the price of each share corresponding to the new valuation of the Target Company as mentioned above shall be adjusted accordingly.

5.	Miscellaneous

5.1	Effect of Agreement

The Agreement shall become effective from the date of execution by the Parties and approval of the Agreement by the shareholder resolutions (or approval by internal competent bodies, if no shareholder resolution is required for the execution hereof in accordance with applicable Laws or corporate governess) of both the Target Company and the Subscriber. If the Closing fails to take place at the expiry of 6 months after the execution hereof, either Party may terminate the Agreement; provided, however, that such failure of the Closing shall not be attributable to this Party.

5.2	Confidentiality

(a)	Disclosure of terms of the agreement: Any terms and term sheet of the Agreement in connection with this transaction or the terms and content of the memorandum of understanding, all schedules to the Agreement, and the transaction contemplated hereunder (collectively “Transaction Terms”), and the existence of Transaction Terms shall be treated as confidential information and shall not be disclosed by any Party to any third party except for those listed in the following subsections.

(b)	Authorized disclosure of information. Notwithstanding the foregoing, either Party may disclose the Transaction Terms to its current shareholders, employees, bankers, borrowers, accountants and legal counsels, and the foregoing individuals shall have the confidentiality obligations that are substantially the same as provided in this section; or disclosure may be made with the written consent of the other Party, which consent has not been revoked. In addition, subject to the satisfaction of Section 5.2(c), either Party may also disclose information in accordance with applicable and governing Laws.

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(c)	Mandatory disclosure. If either Party is requested or required mandatorily by law (including but not limited to any tax, securities or other laws and regulations in any jurisdiction that can be invoked) to disclose the existence of the Agreement or the content of any Transaction Terms, this Party (the “Disclosing Party”) is exempt from the foregoing confidentiality obligations.

(d)	Other exceptions: the confidentiality obligations shall not extend to the information that (i) has been obtained by the restricted Party from a third party that has right to disclose such information, and such third party has complied with relevant restrictive provisions; (ii) has been legally possessed by the restricted Party before it is provided to the restricted Party; or (iii) has entered into public domain without breaching the confidentiality obligations on the part of the restricted Party.

5.3	Assignment; Succession and Delegation

Unless otherwise provided, the terms of the Agreement shall be binding upon the successors and permitted assignees of the Parties. Unless expressly provided herein, no term of the Agreement shall expressly or impliedly confer to any party other than the Parties, or their respective successors any rights, remedies, obligations or liabilities under or based on the Agreement.

5.4	Applicable Law

This Agreement shall be governed by and construed in accordance with the substantive Laws of HK.

5.5	Headings and Sub-headings

The headings and sub-headings used herein shall be for convenience only and shall not be deemed as the interpretation or explanation of the Agreement.

5.6	Notice

All notices or any other forms of communications made under or in accordance with the Agreement shall be made in writing, addressed according to the notice information as set forth in Schedule 4 attached hereto, and shall be deemed given: (a) if by personal delivery, when the Agreement is placed at the party to be notified; (b) if by fax, when the confirmation of transmission is received if sent in the normal working hours of the recipient, or the next Working Day if not sent in the normal working hours of the recipient; (c) if by pre-paid and receipt required registered mail or guaranteed mail, the fifth (5th) day after posting; or (d) if by a nationally recognized overnight courier and expressly indicated delivery on the next day as evidenced by written receipt, one (1) day after given to the courier. Any communications shall be sent to the addresses of the contracting parties set forth in Schedule 5 or the fax numbers or addresses as changed in writing in accordance with Section 5.7.

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5.7	Expenses

Unless otherwise agreed herein, each of the Parties will be responsible for the costs and expenses in relation to the transaction hereunder (including but not limited to the negotiation, preparation, execution, delivery and performance of the Agreement and any taxes resulting from such transaction).

5.8	Legal Fees

If it is necessary to take any action at law or equity (including arbitration) for the performance or interpretation of any Transaction Documents, the winning party is entitled to claim reasonable attorney’s fees, costs and necessary expenditures in addition to any possible remedies available to it.

5.9	Amendment and Waiver

The terms hereunder shall be amended or waived only with the written consent of the Parties. Any amendment or waiver implemented in accordance with Section 5.10 hereof shall be binding upon the Parties and any assignees of their respective rights and obligations.

5.10	Severability

The invalidity, illegality or unenforceability of any term hereof shall not affect the validity, legality and enforceability of other terms. However, if any term of the Agreement is found invalid, illegal or unenforceable in any jurisdiction under the applicable Laws, such term shall be amended to the minimum extend required by the Laws in such jurisdiction, or if it is impossible to make such amendments, the invalidity, illegality or unenforceability of such term shall not affect the effect of other terms hereof or the validity, legality and enforceability of this term in other jurisdictions.

5.11	Entire Agreement

This Agreement (including its Schedules attached hereto), the amended and restated articles of association and other Transaction Documents constitute the entire and complete understandings and agreements between the Parties in relation to the subject matter hereof, and any other written or oral contracts between the Parties in relation to the subject matters hereof are expressly deemed void.

5.12	Dispute Resolution

(a)	Any dispute, controversy or claim in relation to the Agreement or the interpretation, breach, termination or validity hereof shall first be resolved by relevant parties to such dispute, controversy or claim through consultations. Such consultations shall commence within seven (7) days from the written request for such consultations given by one Party to the other Party. If such dispute fails to be resolved within thirty (30) days after commencement of such consultations, upon request of one Party and with notice to the other Party, such dispute shall be submitted to arbitration.

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(b)	Arbitration shall be administered by China International Economic and Trade Arbitration Commission in Beijing in accordance with its arbitration rules then in effect.

(c)	The Parties shall cooperate with each other in respect of, fully disclose and give full access to the information or documents requested by other Party and in relation to the arbitration proceeding, provided that such cooperation shall only be subject to any binding confidentiality obligations of the Parties receiving such request.

(d)	The award of the arbitration tribunal shall be final and binding upon the Parties to such dispute. Any Party thereto has right to apply to a court with competent authority to enforce such award.

(e)	To the extent possible, prior to the formation of arbitration tribunal, any Party to such dispute may apply to any competent court for a preliminary injunction relief.

5.13	Cumulative Rights

In the event of breach, any or all rights, powers and remedies of one Party shall be deemed cumulative with any other rights, powers and remedies available to this Party at law or equity. The exercise or partial exercise of any rights, powers or remedies shall not exclude the exercise of other rights, powers or remedies, nor shall the Party be deemed to have waived any other rights, powers or remedies exercisable. Without prejudice to the foregoing, the Parties hereto acknowledge and agree that irreparable damage may occur which cannot be fully indemnified by monetary compensation if any specific term of the Agreement fails to be performed or if any other forms of breaches take place. Therefore, the Parties mutually agree that the Parties have right to prevent breach by way of injunction and demand enforcement of the specific terms and provisions of the Agreement.

5.14	No Waiver

The failure to insist strict compliance with any terms, provisions or conditions of the Agreement will not be deemed a waiver of such terms, provisions or conditions. One single or several waiver or discharge of or failure to strictly abide by any rights, powers or remedies hereunder shall be deemed waiver of such powers, rights or remedies at any other time.

5.15	No Presumption

The Parties hereto acknowledge and confirm that if any applicable Laws provide that any disputable or ambiguous terms of the Agreement shall be interpreted against the Party who drafted it, such provision shall not be applied and the Parties hereby expressly waive the application of such provision. If a Party makes any claim with respect to any conflict, omission or ambiguity of any term hereof, no Party shall be presumed to have the burden of proof simply because the Agreement is drafted by or in accordance with the requirements of a Party or its legal counsel.

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5.16	Reliance

The Subscriber acknowledges and confirms that it does not rely on any other Person, company or legal person other than the Target Company and its employees and director when it invests or decides to invest in the Target Company.

5.17	Termination of the Agreement

(a)	The Agreement may be terminated in the event of the following prior to the Closing:

(1)	termination in accordance with Section 5.1 hereof;

(2)	termination upon mutual written consent of the Parties hereto;

(3)	if either Party materially breaches or violates any representations or warranties, undertakings or agreements hereunder or any other Transaction Documents, and fails to remedy the same within thirty (30) Working Days upon written notice to the defaulting party by the non-defaulting party, or it is impossible to remedy the same, termination by the non-defaulting party;

(4)	in case of any event, circumstance or change, and such event, circumstance or change individually or jointly with other one or more events, circumstances or changes will have or may be reasonable expected to have Material Adverse Effect, termination by a Party hereto; or

(5)	there is any APA Adverse Event as defined in Schedule 1 attached hereto.

(b)	Effect of Termination

The date when the Agreement is terminated in accordance with Section 5.17(a) shall be referred to as the “Date of Termination.” The Target Company and/or the Subscriber shall give immediate written notice to the other Party when terminating the Agreement in accordance with Section 5.17(a), in which case the Agreement shall be terminated and the purchase of the shares to be subscribed hereunder shall be cancelled or revoked without any further action of the Parties hereto. After the Date of Termination, the liabilities and obligations of the Parties hereunder shall be discharged and terminated without any liability on the part of the Target Company or the Subscriber, provided however that such termination shall not exempt any Party from its liability for breach hereunder. The provision of Section 5 hereof shall survive the termination hereof.

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(c)	The parties agree that the closing of the APA is an important precondition to the performance hereof by the parties hereto. In any event and regardless of whether the Agreement is closed or not, the Target Company has right to terminate the Agreement and demand the Subscriber to return the Target Shares (including any accrued interests or and any interests generated and derived therefrom) if there is any APA Adverse Event as defined in Schedule 1 attached hereto, where the Target Company will refund the Consideration to the Subscriber accordingly. If the Target Company cannot terminate the Agreement or demand the Subscriber to return the Target Shares (including any accrued interests and any interests generated and derived therefrom) pursuant to applicable Laws or for any other reasons, the Target Company has right to repurchase such shares (including any accrued interests and any interests generated and derived therefrom) from the Subscriber at the same amount of the Consideration, when the Subscriber shall unconditionally provide cooperation in relation to such repurchase. For the avoidance of doubt, after the closing date agreed in the APA, the Parties shall take initiative to procure the handling of formalities in relation to the APA and the closing of the Agreement, and shall not unilaterally terminate the Agreement unless with consent of the other Party or as otherwise agreed herein.

5.18	Assets Purchase Agreement

If the intent of the Agreement cannot be fulfilled as a result of any material breach or violation by a Party of any representations or warranties, undertakings or agreements hereunder or other Transaction Documents, the purchaser (in case of any such breach or violation by Renren)/seller (in case of any such breach or violation by Infinities Technology) of the APA has right to terminate the APA, when the Parties hereto shall procure relevant companies within its group to refund to the other party of the APA or its designated Affiliates the assets and consideration received based on the APA, and shall be liable for any loss incurred by a Party hereto or a party to the APA in accordance with the Agreement and the APA.

5.19	Exchange Rate

The exchange rate hereunder shall be the central parity rate of US$ against RMB as announced by the People’s Bank of China on the date of payment.

5.20	Language

This Agreement is written both in Chinese and English. In case of any inconsistency between the Chinese version and the English version, the Chinese version shall prevail.

5.20	Originals

This Agreement is made in four originals with equal legal effect. Each Party shall hold two originals.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Share Subscription Agreement has been duly executed by the Parties hereto on the date first written above.

Target Company:	Infinities Technology (Cayman) Holding Limited

By:
Name:
Title:

Signature Page to Share Subscription Agreement

IN WITNESS WHEREOF, this Share Subscription Agreement has been duly executed by the Parties hereto on the date first written above.

Subscriber:	RENREN INC.

By:
Name: James Liu
Title: COO

Signature Page to Share Subscription Agreement

Schedules

Schedule 1	Definitions

Schedule 2	Assets Purchase Agreement

Schedule 3	Representations and Warranties of the Parties

Schedule 4	Notice Information

Schedules

Schedule 1

Definitions

“Affiliate” means, in relation to any given person, any other person which, directly or indirectly through one or more intermediary agencies, controls, is controlled by or is under the common control of the first mentioned person.

“Working Day” means any day other than a Saturday or Sunday or other days that banks will be closed for business as required or authorized by Laws of the PRC, HK or the British Virgin Islands.

“Execution Date” means the date on which the Agreement is executed.

“HK” means Hong Kong Special Administrative Region of the PRC.

“Law” means any constitutional provisions, regulations or other laws, rules, decrees, official policies or interpretations of any government agencies, and any injunctions, judgments, orders, rulings, assessments or writs issued by any government authorities.

“Material Adverse Effect” means (1) any facts, events, changes, circumstances or consequences which individually or jointly with each other will have or reasonably possibly will have material adverse effect on the operations, operation results, conditions (financial or otherwise), assets, liabilities, prospects or businesses (currently and proposed to be carried out) of any group company, or on the capability of any group company to perform its obligations under the Transaction Documents, or on the enforceability of the Transaction Documents against any group company, (2) any material impairment to the capacity of any contracting party to perform it obligations under the Transaction Documents, or (3) any material damage to the effectiveness or enforceability hereof or any other Transaction Documents against any of the contracting parties hereto or thereto.

“APA Adverse Event” means any circumstance when the APA will be cancelled in accordance with the provisions thereof or the transaction contemplated thereunder fails to be completed as agreed therein.

“Person” means any person, partnership, firm, joint stock company, limited liability company, association, trust, unincorporated organization or other entities.

“PRC” means the People’s Republic of China, only for the purpose of the Transaction Document, excluding the HK and Macao Special Administrative Regions and Taiwan.

“RMB” means the legal currency of the PRC.

“SA” means the shareholders’ agreement in the form of Annex B attached hereto that is intended to be made by and among the company, founders, original shareholders and the Subscriber.

“Transaction Documents” mean the Agreement, APA and the amended and restated articles of association.

“US$” means the legal currency of the United States of America.

Schedule 1

Schedule 2

Assets Purchase Agreement

Schedule 2

Schedule 3

Representations and Warranties of the Parties

At the date hereof and at the date of the Closing, one Party hereof for the benefit of the other Party makes the following representations and warranties:

1. Organization. It is a company legally incorporated and validly existing under the applicable Laws, and has full power and authority to perform its obligations hereunder and any ancillary documents that may be executed pursuant to the terms the Agreement.

2. Authorization and Enforceability. In addition to the internal approvals and external approvals, authorizations, filings and registrations to be obtained as agreed by the Agreement in connection with the conditions precedent to the Closing, it has all necessary rights, powers and authorities to enter into, execute, deliver and perform the Agreement and any other documents required for the performance hereof. The Agreement and any such other documents will constitute legal, valid, binding and enforceable agreements when they become effective.

3. No Illegality or Breach. Its execution, delivery and performance hereof will not contradict with or result in violation of any of the following, nor will it constitute a breach of (or result in the exercise of any termination rights in accordance with the provisions thereof) or contradiction with any of the following:

(1) its business license, articles of association or other constitutional documents;

(2) any contracts to which it is a party; or

(3) any applicable Laws, or any judgments, orders, rulings or decrees issued by any court, other tribunal, government or government agencies, departments, committees or other organizations or agencies (hereinafter “Government Authority”) that has jurisdiction over it or any assets owned by it.

4. Performance of the APA. The representations and warranties made by its subsidiary (for the avoidance of doubt, with respect to the Target Company, means Infinities Media, and with respect to the Subscriber, means Qianxiang Wangjing) under the APA shall be true, accurate, complete, enforceable and binding. It will, with its full rights and capacity, procure its subsidiary to perform all the obligations under the APA, and will be jointly and severally liable for any liabilities of its subsidiary under the APA.

Schedule 3

Schedule 4

Notice Information

If to the Target Company:

Address:	Infinities Media Center, Baosheng East Road, Haidai District, Beijing
Attention:	Chen Ying
Telephone:	010-60845018
Fax:	010-60845018

If to the Subscriber:

Address:	5/F, North Wing, 18 Jiuxianqiao Middle Road, Chaoyang District, Beijing
Attention:	Ren Jintao
Telephone:	(86 10) 84481818
Fax:	(86 10) 51085666

Schedule 4